Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
February 23, 2023
RingCentral, Inc.
20 Davis Drive
Belmont, California

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by RingCentral, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,723,121 shares of your Class A Common Stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 4,769,268 shares of Class A Common Stock to be issued under the Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”) and (ii) 953,853 shares of Class A Common Stock to be issued under the Amended and Restated Employee Stock Purchase Plan (together with the 2013 Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation